T:\flh\series\10f-3diversifiedbond

For the fiscal period ended (s) 6/30/98
File number 811-3623

                         SUB-ITEM 77-0

                         EXHIBITS

           Transactions Effected Pursuant to  Rule
10f-3

I.   Diversified Bond Portfolio

1.   Name of Issuer
     Petro Geo-Services Bond

2.   Date of Purchase
     3/30/98

3.   Number of Securities Purchased
     80,000

4.   Dollar Amount of Purchase
     $7,976,800

5.   Price Per Unit
     $99.71

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
     Merrill Lynch

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
BancAmerica Robertson Stephens
Chase Securities Inc.
Salomon Smith Barney
Donaldson Lufkin & Jenrette Securities Corporation
Merrill Lynch & Co.
Prudential Securities Incorporated